UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Amendment No. 1

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14(a)(12)

Puissant Industries, Inc.
(Name of Registrant as Specified in Its Charter)

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PUISSANT INDUSTRIES, INC.
520 Whitley Street
London, Kentucky 40743
Telephone (606) 864-3161

NOTICE LETTER TO SHAREHOLDERS

INTRODUCTION

This Notice (the "Notice") and Information Statement (the “Information Statement”) is being mailed on or about September 5, 2014 to the stockholders of record of Puissant Industries, Inc. (“we”, “our”, “us”), a Florida corporation, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement is circulated to advise our shareholders of action already approved and taken without a meeting by written consent of the holders of a majority of our outstanding voting common and outstanding voting stock, specifically, our management and affiliate shareholders, representing 7,976,705 voting capital shares or 75.76% of our issued and outstanding voting stock as of August 18, 2014. Pursuant to Rule 14c-2 under the Exchange Act, the corporate action described in this Notice can be taken no sooner than 20 calendar days after the accompanying Information Statement is first sent or given to our stockholders. Since the accompanying Information Statement is first being sent or given to security holders on September 5, 2014, we will not file Articles of Amendment with the Florida State Corporation’s Department until September 26, 2014, and within two days thereafter will be declared effective by the Florida Secretary of State.

The purpose of this letter is to inform you of the following corporate and shareholder action to effect a Share Dividend of two (2) shares to every ten (10) shares of our issued and outstanding Common Stock Shares, par value $0.001 per share (the “Share Dividend”).

On August 18, 2014, our Board of Directors unanimously approved of the Share Dividend to be issued to our common stock shareholders at a ratio of two (2) shares for every ten (10) shares then held as of the Record Date of September 4, 2014. Also, on August 18, 2014, the holders of a majority of the outstanding shares of our issued and outstanding Common Stock, pursuant to a written consent in lieu of a meeting in accordance with the Florida Business Corporation Act, approved, authorized and directed the following:

Share Dividend of two (2) common stock shares for every ten (10) shares held.

The Stock Dividend in the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of a majority of the voting capital shares of our issued and outstanding voting securities. As such, your vote or consent is not requested or required. The accompanying Information Statement is provided solely for your information and serves as the notice required by the Section 607.0704 of the Florida Business Corporations Act of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

The elimination of the need for a meeting of stockholders to approve this action is made possible by the Florida Statutes, which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

THIS INFORMATION STATEMENT IS CIRCULATED TO ADVISE THE SHAREHOLDERS OF ACTION ALREADY APPROVED BY WRITTEN CONSENT OF THE SHAREHOLDERS WHO COLLECTIVELY HOLD A MAJORITY OF THE VOTING POWER OF OUR CAPITAL STOCK.

The Payable Date on October 17, 2014 is contingent upon FINRA’s and the Depository Trust Company's review and processing of the Share Dividend.

Please review the Information Statement included with this Notice for a more complete description of this matter. This Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The actions to be effective twenty days after the mailing of this Information Statement are:

Ratification of the increase of a stock dividend of two (2) shares for every ten (10) shares held, is effective as of September 28, 2014, two days after the filing of an amendment to the Company's Articles of Incorporation with the Florida Secretary of State.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains certain forward-looking statements regarding management’s plans and objectives for future These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business.”  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in the registration statement generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in the registration statement will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions described herein. The assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, there are a number of other risks inherent in our business and operations, which could cause our operating results to vary markedly, and adversely from prior results or the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in the registration statement, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Any statement in the Definitive Information Statement that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risks outlined under “Risk Factors” herein. The reader is cautioned that our company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of our company over time means that actual events are bearing out as estimated in such forward-looking statements.

This Information Statement, which describes the above corporate action in more detail, is being furnished to our shareholders for informational purposes only pursuant to Section 14(c) of the  Exchange Act, and the rules and regulations prescribed thereunder.  Pursuant to Rule 14c-2 under the Exchange Act, this corporate action will not be effective until no fewer than twenty (20) calendar days after the initial mailing of the Information Statement to our shareholders, on or about September 28, 2014, at which time our Articles of Incorporation with the Florida Secretary of State to effectuate the Share Dividend will become effective.

I encourage you to read the enclosed Information, which is being provided to all of our shareholders and described the corporate action in detail.

For the Board of Directors of Puissant Industries, Inc.

By:	/s/ Mark Holbrook
Mark Holbrook
Chairman of the Board/Chief Executive Officer

This Definitive Information Statement is dated September 5, 2014 and is being mailed on September 5, 2014 to our shareholders of record as of the Record Date of September 4, 2014.

Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved of the Share Dividend, passed upon the merits or fairness of the Share Dividend, or passed upon the adequacy or accuracy of the disclosures in this Notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This Amendment Number 1 is being filed to correct a scrivener error on page 3 of our Definitive Information Statement that was filed on September 5, 2014 and stated that the Payable Date is October 17, 2015, which has been corrected herein to the correct Payable Date of October 17, 2014.

PUISSANT INDUSTRIES, INC.
520 Whitley Street
London, Kentucky 40743
Telephone (606) 864-3161

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14C-2 THEREUNDER
_____________________

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

Puissant Industries is referred to herein as “we”, “our” or “us”.

The Florida Statutes referenced herein are contained in Title XXXVI (Business Organizations), Chapter 607 (Corporations).

We are distributing this Information Statement to shareholders of Puissant Industries, Inc. (hereinafter referred to as “we”, “our” or “us”) in full satisfaction of any notice requirements we may have under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Title XXXVI, Chapter 607 of the Florida Statutes (referred to herein as the “Florida Corporation Statutes"). We will undertake no additional action with respect to the receipt of Board of Director and shareholder written consents, and no appraisal rights under the Florida Corporation Statutes or otherwise are afforded to our shareholders as a result of the corporate action described in this Information Statement.

This Information Statement is being furnished by us in connection with action taken by the holders of a majority of the voting power of our issued and outstanding voting securities. By written consent dated August 18, 2014, the holders of a majority of the voting power approved a Share Dividend of two (2) common stock shares for every ten (10) shares held, effective within two days of the filing of an amendment to our Articles of Incorporation with the Florida Secretary of State. We will be sending this Information Statement on or about September 5, 2014 to our stockholders of record as of the close of business on September 4, 2014 (the “Record Date”). Our principal executive offices are located at 520 Whitley Street, London, Kentucky 40743 and our telephone number is (606) 864-3161.

Board Approval of the Share Dividend

On August 18, 2014, our Board of Directors approved of the Share Dividend to be effective on September 28, 2014 by the Florida State Corporation's Department.

Shareholders' Action by Written Consent

As of August 18, 2014, the holders of a majority of the votes of our outstanding voting securities approved effective within two days of the filing of an amendment to our Articles of Incorporation with the Florida Secretary of State. Management and affiliates representing 7,976,705 voting capital shares or 75.75% of our issued and outstanding voting stock executed a written consent approving the action.

No Further Voting Required

We are not seeking consent, authorizations, or proxies from you. Section 607.0704 of the Florida Business Corporations Act and our bylaws provide that actions requiring a vote of the stockholders may be approved by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The approval by at least a majority of the outstanding voting power of our voting securities is required to approve the Share Dividend.

Notice Pursuant to the Florida Statutes

Pursuant to the Florida Business Corporations Act, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by the Florida Statutes.

Dissenters’ Rights of Appraisal

The Florida Business Corporations Act does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

Restricted/Free Trading Shares

The Share Dividend is applicable to both restricted and free trading shares.

Corporate History and Business

We were organized as a Wyoming corporation on July 6, 2009. As of December 31, 2010, we relocated to Columbia, Kentucky, in Adair County. We are an oil and natural gas exploration and production company geographically focused on the onshore United States in Kentucky. We re-domiciled to the state of Florida and changed our name from American Resource Management, Inc. to Puissant Industries, Inc. on March 17, 2011. We are now located in London, Kentucky in Laurel County, Kentucky.

We have 2 wholly owned subsidiaries: (a) ARM Operating Company (“ARM”), a Kentucky corporation formed on July 12, 2011 to manage all of our oil and gas properties; and (b) American Pipeline Company (“APC”), a Kentucky corporation formed on July 8, 2014 to manage all of our  pipeline.

DEFINITIONS

The following defined terms are used in this report.

References to Puissant Industries, Inc., a Florida corporation, are referred to herein as “we”, “our” or “us”, unless the context provides for otherwise.

GLOSSARY OF TERMS

Unless otherwise indicated in this report, natural gas volumes are stated at the legal pressure base of the state or geographic area in which the reserves are located at 60 degrees Fahrenheit. Crude oil and natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids. The following definitions shall apply to the technical terms used in this report.

Terms used to describe quantities of crude oil and natural gas:

“Bbl” – barrel or barrels.

“BOE” – barrels of crude oil equivalent.

“Mcf” – thousand cubic feet of gas.

“MMbtu” – million British thermal units.

“MMcf” – million cubic feet of gas.

“MMcfpd” – million cubic feet of gas per day.

“NGL” – natural gas liquids.

Terms used to describe our interests in wells and acreage:

Natural gas is converted into barrels of oil equivalent based on six Mcf of gas to one barrel of crude oil or other liquid hydrocarbons.

Development well is a well drilled within the proved area of an oil or natural gas field to the depth of a stratigraphic horizon known to be productive.

Exploratory well is a well drilled to find and produce oil or natural gas reserves in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Field is an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

PV-10, a non-GAAP measure, is the pre-tax present value, discounted at 10% per year, of estimated future net cash flows from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), after deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions.) We believe PV-10 to be an important measure for evaluating the relative significance of our natural gas and oil properties. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes. We further believe investors and creditors may utilize our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. However, PV-10 is not a substitute for the standardized measure.

Productive well is a well that is producing or is capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.

Proved reserves are the estimated quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Reservoirs are considered proved if shown to be economically producible by either actual production or conclusive formation tests. See Regulation S-X, Rule 4-10(a)(22)-(26), (Reg. § 210.4-10) available on the Internet at www.sec.gov/divisions/corpfin/ecfrlinks.shtml.

Proved developed reserves are the portion of proved reserves that has an expectation of recovery through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

Proved undeveloped reserves are the portion of proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Working interest is the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover is operations on a producing well to restore or increase production.

Business

Risks Related To Our Business

We require a significant amount of capital for our operations; should we fail to raise sufficient capital we will be unable to expand our operations.

Oil and gas exploration requires significant outlays of capital and generally offers limited success probability. significant amount of capital to pay for our planned exploration and development activities. If we cannot raise the capital to fund our planned expansion, we will be unable to conduct drilling activities.

Absent a sufficient level of vertical fracturing in the shale acreage we control, our shale projects may be unsuccessful.

Shale reservoirs are complex, often containing unusual features that are not well understood by drillers and producers. These formations are believed to contain natural fractures. Certain areas will be more heavily fractured than others. If our acreage is not subject to the level of natural fracturing that we expect, our plan for drilling will not yield our expected results and our business, results of operations or financial condition could be materially adversely affected.

Drilling, exploring and producing gas and oil are high-risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Oil and gas activities involve numerous risks. Because we have not yet commenced drilling activities, we may be unable to anticipate all risks that we may encounter. We cannot anticipate with any degree of certainty the costs and time before we commence drilling activities, if ever, and whether our oil and gas wells will be commercially productive. Additionally, even if we do commence drilling, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	inability to obtain financing;
•	unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents;
•	adverse weather conditions, including tornados;
•	unavailability or high cost of drilling rigs, equipment or labor;
•	mechanical difficulties;
•	reductions in gas and oil prices;
•	limitations in the market for gas and oil;
•	surface access restrictions;
•	title problems; and/or
•	compliance with governmental regulations.

In addition, higher gas and oil prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for drilling equipment, services and personnel. Any such shortages could restrict our ability to commence drilling activities. Any delay in the drilling of our wells or significant increase in our expected drilling costs could adversely affect our ability to generate revenues.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services rendered to us;
•	weather-related damage to drilling rigs, resulting in suspension of operations;
•	weather-related damage to our facilities;
•	inability to deliver materials to jobsites in accordance with contract schedules; and
•	loss of productivity.

Oil and gas prices are volatile and an extended decline in prices can significantly affect our future financial results.

The markets for oil and gas are volatile. Any substantial or extended decline in the price of oil or gas could:

•	have a material adverse effect on our planned operations;
•	limit our ability to attract capital;
•	reduce our ability to borrow funds needed for our operations; and
•	reduce the value and the amount of oil and gas we discover, if any.

Our exploration and development activities are subject to operational risks, which may lead to, increased costs and decreased production.

The marketability of oil and gas we discover and produce, if any, will depend in part upon the availability, location and capacity of our gas gathering systems, pipelines and processing facilities. Even if we locate oil and gas in commercial quantities, reservoir and operational risks may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or flawed drilling operations. Operational risks include hazards such as fires, explosions, craterings, blowouts, uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. The occurrence of any one of these significant events, if not fully insured against, could have a material adverse effect on our financial condition and results of operations.

All of our properties are located in Kentucky, making us vulnerable to risks associated with having our operations concentrated in a small area.

Our oil and gas leases are for properties concentrated in Kentucky. Due to the limited Kentucky area where our leases are located, we may be disproportionately exposed to the impact of delays or interruptions of our future drilling activity, if any, caused by significant governmental regulation, transportation capacity constraints, curtailments of production, natural disasters, interruption of transportation of oil and gas produced or other events that impact our operations.

Competition in the oil and gas industry is intense, and most of our competitors have greater financial and operational resources then we do.

We operate in a highly competitive environment for marketing gas and oil and securing equipment and trained personnel. Many of our competitors are major and large independent oil and gas companies that possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop properties more efficiently than our financial or personnel resources permit. Also, there is substantial competition for capital available for investment in the oil and gas industry. Larger competitors will likely be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may be unable to compete successfully in the future in developing our oil and gas wells, marketing any oil and gas we discover, attracting and retaining quality personnel and/or raising capital to commence drilling activities.

We are subject to complex governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, gas and oil, and operating safety, and protection of the environment, including those relating to air emissions, wastewater discharges, land use, storage and disposal of wastes and remediation of contaminated soil and groundwater. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may negatively affect our business, results of operations and financial condition. We may encounter unanticipated capital expenditures to comply with governmental laws and regulations, such as:

•	price control;
•	taxation;
•	lease permit restrictions;
•	drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;
•	spacing of wells;
•	unitization and pooling of properties;
•	safety precautions; and
•	permitting requirements.

Under these laws and regulations, we could be liable for:

•	personal injuries;
•	property and natural resource damages;
•	well reclamation costs, soil and groundwater remediation costs; and
•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed, and our cost of operations could significantly increase as a result of environmental safety and other regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects. Intricate and changing environmental and other regulatory requirements may require substantial expenditures to obtain and maintain permits. If a project fails to function as planned, for example, due to costly or changing requirements or local opposition, it may create expensive delays, extended periods of non-operation or significant loss of value in a project.

Environmental liabilities may expose us to significant costs and liabilities.

There is inherent risk of incurring significant environmental costs and liabilities in our gas and oil operations due to the potential handling of oil and gas and generated wastes, the occurrence of air emissions and water discharges from work-related activities and the legacy of pollution from historical industry operations and waste disposal practices. We may incur joint and several or strict liability under these environmental laws and regulations in connection with spills, leaks or releases of oil and gas wastes on, under or from our properties and facilities, many of which have been used for exploration, production or development activities for many years, oftentimes by third parties not under our control. Private parties, including the owners of properties upon which we conduct drilling and production activities as well as facilities where our oil and gas or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and may result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements that could have a material adverse effect on our operations or financial position. We may be unable to recover some or any of these costs from insurance.

Risks Pertaining to the Share Dividend

There can be no assurance that the Share Dividend will result in any of the desired effects

There is no assurance that the Share Dividend will result in any of the following:

•	Liquidity in the trading of our Common Stock shares;
•	Less volatility in the trading of our Common Stock shares; and
•	An increase in the price of our Common Stock shares after the Share Dividend

A decline in the market price for our common stock after the Share Dividend may result in a greater percentage decline than would occur in the absence of a Share Dividend, and the liquidity of our common stock could be adversely affected following a Share Dividend.

The market price of our common stock will also be based on our financial performance and other factors, some of which are unrelated to the number of shares outstanding. If the Share Dividend is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Share Dividend. In many cases, both the total market capitalization of a corporation and the market price of a share of such Corporation’s common stock following a Share Dividend are lower than they were before the Share Dividend.

Our common stock trades as a “penny stock” classification which limits the liquidity for our common stock.

Our stock is subject to “penny stock” rules as defined in Exchange Act Rule 3a51-1. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our common stock is subject to these penny stock rules. Transaction costs associated with purchases and sales of penny stocks are likely to be higher than those for other securities. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange).

As a result, all brokers or dealers involved in a transaction in which our shares are sold to any buyer, other than an established customer or “accredited investor,” must make a special written determination. These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our stockholders to sell in the secondary market, through brokers, dealers or otherwise. Many brokerage firms will discourage their customers from trading in shares falling within the “penny stock” definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the common shares in the United States and stockholders may find it more difficult to sell their shares. An orderly market is not assured or implied as to our common stock. Nor are there any assurances as to the existence of market makers or broker/dealers for our common stock.

GENERAL

Corporate Overview.

On July 6, 2009, we incorporated in Wyoming as American Resource Management, Inc. On March 17, 2011, we changed our domicile to the State of Florida and simultaneously changed our name to Puissant Industries, Inc. Our principal offices are located at 520 Whitley Street, P.O. Box 1263, London, Kentucky 40741. Our telephone number is 606-864-3161. Our website is located at psss.co. No information from our website is incorporated in this Information Statement.

Business Description.

We are engaged in oil and gas exploration and development activities in fractured formations located in Kentucky.

On or about January 15, 2005, Sovereign One, Inc., a company controlled by Mark Holbrook, McCrome International Inc., a company controlled by Cora J Holbrook and Logos Resources, Inc., a company controlled by Marshall Holbrook entered into an agreement with A.D.I.D. Corporation, a Kentucky corporation controlled by Marshall Holbrook ("A.D.I.D.") whereby A.D.I.D. agreed to acquire oil and gas leases and properties and assign such oil and gas leases and properties as specified by Sovereign One Inc., McCrome International, Inc., and Logos Resources, Inc.

In exchange for our issuance of an aggregate of 5,250,000 shares of our common stock representing 1,750,000 common shares to each Sovereign One Inc., McCrome International, Inc. and Logos Resources, Inc., A.D.I.D. assigned the following interests to us:

(i) On August 9, 2010, 100% ownership in: (a) 34,000 of 2-inch natural gas pipeline and 60,000 feet of 4-inch natural gas pipeline, compressor stations, right of ways and easements located in Clay and Laurel Counties, Kentucky; and (b) 59,000 feet of 2-inch natural gas pipeline and 10,000 feet of 4-inch natural gas pipeline, compressor stations, right of ways and easements located in Whitley County, Kentucky; and

(ii) On February 15, 2010, a 100% working interest and an 85% net revenue interest of 39 oil and gas wells and leases in Kentucky wells (the “Wells”).

These working interests gives us the ability to explore for and to produce and own oil, gas or other minerals from the Wells. As the working interest owner, we bear the exploration, development, and operating costs from the property. The net revenue interest provides us with approximately 85% of the proceeds from any oil and gas production on the Wells after payment of all operating and development costs.

Beginning in the fourth quarter of 2011, we commenced recompletion of old wells by connecting the wells to our existing pipeline. During this period, we located the first purchaser of the natural gas from the recompleted wells, Seminole Energy Services. Effective July 1, 2014, we began also selling our natural gas to Greystone, LLC.

In the fourth quarter of 2011, we acquired the surface mineral and property rights to 100 acres and subsurface rights to 175 acres in Clay County Kentucky.

On July 12, 2011, we formed our wholly owned subsidiary, ARM Operating Company (“ARM”), a Kentucky corporation which manages all of our oil and gas properties and oversees the operation, development, and maintenance of all our oil and gas wells, leases, and reserve activities. ARM is registered as the operator of wells with all relevant governmental agencies, and is responsible for maintaining production and maintenance reports for all of our wells and facilities. Our officers and Board of Directors makes all decisions concerning ARM.

On May 1, 2014, we purchased approximately 14 miles of 4-inch pipeline, 3 Knox Oil and Gas Wells, Compressor Station Site and related facilities and 814 acres for oil and gas development from N.A. Energy Resources Corporation and Kentucky Petroleum Operating Ltd for consideration of $400,000 cash to be paid at $10,000 per month with no interest. The additional 14 miles of pipeline is estimated to increase our capacity by 82%, from 1.82 MMCFPD (million cubic feet per day) to 3.31 MMCFPD.

On June 30, 2014, we completed a new compressor station on the site acquired from N.A. Energy Resources Corporation. The new compressor station was built at a cost of $34,44

On July 8, 2014, we formed our wholly owned subsidiary, American Pipeline Company (“APC”), a Kentucky corporation which owns, manages and maintains all of our oil and natural gas pipelines and facilities. Our officers and Board of Directors makes all decisions concerning ARM.

Business Strategy

Our business strategy is to create value for our shareholders by growing reserves, production and cash flow on a cost-efficient basis. Key elements of our strategy include:

•
Developing and exploiting our existing properties. Development of our existing position in the Appalachian Basin Devonian Shale is our primary objective. We plan to continue to concentrate our capital expenditures in the Devonian Shale, where we believe our current acreage position provides an attractive return on the capital employed on a multi-year drilling program.

•
Maintain Long-Life Reserve Base. We focus our acreage acquisition and development activities on resources that target long-life gas and oil reserves. Long-life gas and oil reserves provide a more stable growth platform than short-life reserves. Long-life reserves reduce reinvestment risk as they lessen the amount of reinvestment capital deployed each year to replace production. Long-life crude oil and natural gas reserves will also assist us in minimizing costs as stable production makes it easier to build and maintain operating economies of scale.

•
Disciplined Financial Approach. Our goal is to remain financially strong, yet flexible, through the prudent management of our balance sheet and active management of commodity price volatility. We will manage the development and operation of the properties and locate third parties to drill a prospect on an as needed basis.

Industry and Economic Factors.

We will face many factors inherent in the oil and gas industry, including widely fluctuating oil and gas prices, cyclical and volatile markets and difficulties in predicting future price movements difficult. While revenues will be a function of both production and prices, wide swings in prices will have the greatest impact on our results of operations.

Operations in the oil and gas industry entail significant complexities. Our oil and gas properties have past histories of production even though production ceased prior to our obtaining any interest in the non-productive properties. The production records can serve as the basis for evaluation of potential future production using new technologies; however, such evaluation is difficult if not impossible to determine conclusively the amount of oil and gas, the cost of development, or the rate at which oil and gas may be produced.

Market for Oil and Gas Production.

Both the state and federal governments regulate the market for oil and gas production. The overall market is mature and, with the exception of gas, all producers in a producing region will receive the same price. If we locate oil reserves it will be pumped from wells and stored in tanks at the well site where for the purchaser normally to pick up.

Natural gas will be gathered through connections between our gas wells and our pipeline transmission system. Gas purchasers would pay us 100 percent of the sale proceeds of our oil and gas each month for the previous month’s sales. We will be responsible for all distributions. There is no standard price for gas and oil and gas and oil prices will fluctuate with the seasons and the general market conditions.

Competition.

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes, all of which are engaged in the acquisition of producing properties and the exploration and development of prospects and most of which have greater financial resources and revenues.

Governmental Regulation.

General

The production and sale of oil and gas is subject to regulation by state, federal, and local authorities. In most areas, there are statutory provisions regulating the production of oil and natural gas under administrative agencies may set allowable rates of production and enact rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates.

Our operations are subject to extensive and continually changing regulations because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties and may negatively affect our operations. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our potential profitability.

All of our well interests and non-producing properties are located onshore in the United States. Oil and natural gas production is subject to various taxes, such as gross production taxes and, in some cases, ad valorem taxes.

The State of Kentucky and other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other regulations relating to the exploration for and production of oil and natural gas. These states also have regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties and the regulation of spacing, plugging and abandonment of wells. These regulations vary from state to state. As previously discussed, we rely on our well operators to comply with governmental regulations.

Various aspects of our oil and natural gas operations are regulated by agencies of the federal government. The Federal Energy Regulatory Commission (“FERC”) pursuant to the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978 (“NGPA”) generally regulates the transportation of natural gas in interstate commerce. The intrastate transportation and gathering of natural gas (and operational and safety matters related thereto) may be subject to regulation by state and local governments.

Federal Energy Regulatory Commission's ("FERC") jurisdiction over interstate natural gas sales was substantially modified by the NGPA under which FERC continued to regulate the maximum selling prices of certain categories of natural gas sold in “first sales” in interstate and intrastate commerce. Effective January 1, 1993, however, the Natural Gas Wellhead Decontrol Act (the “Decontrol Act”) deregulated natural gas prices for all “first sales” of natural gas. Because “first sales” include typical wellhead sales by producers, all natural gas produced from our natural gas properties is sold at market prices, subject to the terms of any private contracts in effect. The Decontrol Act did not affect FERC’s jurisdiction over natural gas transportation.

Sales of natural gas are affected by intrastate and interstate natural gas transportation regulation. Beginning in 1985, FERC adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes were intended by FERC to foster competition by transforming the role of interstate pipeline companies from wholesale marketers of natural gas to the primary role of natural gas transporters. As a result of the various omnibus rulemaking proceedings in the late 1980s and the individual pipeline restructuring proceedings of the early to mid-1990s, interstate pipelines must provide open and nondiscriminatory transportation and transportation-related services to all producers, natural gas marketing companies, local distribution companies, industrial end users and other customers seeking service. Through similar orders affecting intrastate pipelines that provide similar interstate services, FERC expanded the impact of open access regulations to intrastate commerce.

More recently, FERC has pursued other policy initiatives that have affected natural gas marketing. Most notable are: (1) permitting the large-scale divestiture of interstate pipeline-owned natural gas gathering facilities to affiliated or non-affiliated companies; (2) further development of rules governing the relationship of the pipelines with their marketing affiliates; (3) the publication of standards relating to the use of electronic bulletin boards and electronic data exchange by the pipelines to make transportation information available on a timely basis and to enable transactions to occur on a purely electronic basis; (4) further review of the role of the secondary market for released pipeline capacity and its relationship to open access service in the primary market; and (5) development of policy and promulgation of orders pertaining to its authorization of market-based rates (rather than traditional cost-of-service based rates) for transportation or transportation-related services upon the pipeline’s demonstration of lack of market control in the relevant service market.

As a result of these changes, sellers and buyers of natural gas have gained direct access to the particular pipeline services they need and are able to conduct business with a larger number of counter parties. These changes generally have improved the access to markets for natural gas while substantially increasing competition in the natural gas marketplace. The effect of future regulations by FERC and other regulatory agencies cannot be predicted.

Sales of oil are not regulated and are made at market prices. The price received from the sale of oil is affected by the cost of transporting it to market. Much of that transportation is through interstate common carrier pipelines. Effective January 1, 1995, FERC implemented regulations generally grandfathering all previously approved interstate transportation rates and establishing an indexing system for those rates by which adjustments are made annually based on the rate of inflation, subject to certain conditions and limitations. Over time, these regulations tend to increase the cost of transporting oil by interstate pipelines, although some annual adjustments may result in decreased rates for a given year. These regulations have generally been upheld on judicial review. Every five years, FERC will examine the relationship between the annual change in the applicable index and the actual cost changes experienced by the oil pipeline industry.

Transportation

There are no material permits or licenses required beyond those currently held by us or incident to our operations. We can make sales of oil, natural gas and condensate at market prices, which are not subject to price controls at this time. The price that we receive from the sale of any oil and gas we locate will be affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, FERC regulates the construction of natural gas pipeline facilities, and the rates for transportation of these products in interstate commerce. Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser.

Regulation of Drilling and Production

Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern the:

•	amounts and types of substances and materials that may be released into the environment;
•	discharge and disposition of waste materials;
•	reclamation and abandonment of wells and facility sites; and
•	remediation of contaminated sites.

In order to comply with these statutes and regulations, we are required to obtain permits for drilling operations, drilling bonds, and reports concerning operations. Kentucky laws contain provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, and the regulation of the spacing, plugging, and abandonment of wells.

Environmental Regulations

Because we are directly involved in the extraction and use of natural resources, we are subject to various federal, state and local laws and regulations regarding environmental and ecological matters. Compliance with these laws and regulations may necessitate significant capital outlays; however, to date, our cost of compliance has been immaterial. We do not believe the existence of these environmental laws, as currently written and interpreted, will materially hinder or adversely affect our business operations; however, there can be no assurances of future events or changes in laws, or the interpretation of laws, governing our industry.

The various state, local and federal environmental laws and regulations, including the Oil Pollution Act of 1990, Federal Water Pollution Control Act, and Toxic Substances Control Act, affect our operations. The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liabilities on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose cleanup liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

Generally, environmental laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. The following activities are subject to stringent environmental regulations:

•	drilling;
•	development and production operations;
•	activities in connection with storage and transportation of oil and oil and gas; and
•	use of facilities for treating, processing or otherwise handling oil and gas and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall business costs, which are difficult to determine. Such areas affected include:

•	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water;
•
capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes; and

•	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug, and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on operations. However, we do not believe that changes to these regulations will have a significant negative impact on the development of our oil and gas properties.

Any discharge of oil and gas into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the cleanup of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against environmental liabilities.

Research and Development

Since our inception, we have spent no funds on research on development.

Employees

We currently have three full-time employees who are our officers and directors and who are a family relationship to one another, as follows: (a) Mark Holbrook, our Chief Executive Officer/Director; (B) Cora Holbrook, our Chief Financial Officer/Director; and (c) Marshall Holbrook, our Vice President/Director. We intend to retain the services of consultants on a contract basis to assist on our mineral claims and to assist with preparation of financial statements and reserve reports.

Legal Proceedings

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

Proprietary Rights

We do not have any proprietary rights.

Competitive Business Conditions

The oil and natural gas industry is highly competitive, particularly in the search for new oil and natural gas reserves. Many factors affect our competitive position and the market for its products that are beyond its control. Some of these factors include the quantity and price of foreign oil imports, changes in prices received for its oil and natural gas production, business and consumer demand for refined oil products and natural gas, and the effects of federal and state regulation of the exploration for, production of and sales of oil and natural gas. Changes in existing economic conditions, political developments, weather patterns and actions taken by OPEC and other oil-producing countries have a dramatic influence on the price we receive for our oil and gas production.

Sources and Availability of Raw Materials

The existence of recoverable oil and natural gas reserves in commercial quantities is essential to the ultimate realization of value from our mineral and leasehold acreage. These mineral and leasehold properties are the raw materials to our business. The production and sale of oil and natural gas from the our properties is essential to provide the cash flow necessary to sustain our ongoing viability. We reinvest a portion of our cash flow to purchase oil and natural gas mineral and leasehold acreage to assure the continued availability of acreage with which to participate in exploration, drilling and development operations and, subsequently, the production and sale of oil and natural gas. This participation in exploration and production activities and purchase of additional acreage is necessary to continue to supply us with the raw materials with which to generate additional cash flow. Mineral and leasehold acreage purchases are made from many owners. We do not rely on any particular companies or persons for the purchases of additional mineral and leasehold acreage.

Patents, Trademarks, Licenses, Franchises and Royalty Agreements.

We do not own any patents, trademarks, licenses or franchises. Royalty agreements on producing oil and natural gas wells stemming from our ownership of mineral acreage generate a portion of our revenues. These royalties are tied to ownership of mineral acreage and this ownership is perpetual, unless sold by us. Royalties are due and payable to us whenever oil and/or natural gas is produced and sold from wells located on our mineral acreage.

Our Executive Offices

Our executive offices, which are composed of 1500 square feet, are currently located at 520 Whitley Street, London, Kentucky 40741 and our telephone number is 606-864-3161. We pay monthly rent of $ 850.00 for this location. Our lease automatically renews, however, we have the option not to renew the lease.

Our Oil and Gas Properties

Our oil and gas interests are for properties are located in Laurel, Clay and Whitley Counties in Kentucky. We hold a 100% working interest and approximately 85% Net Revenue interest in 4685 total acres, 440 Acres Developed and 2740 undeveloped acres in Clay and Laurel Counties and 1505 Total acres leased, 455 Acres Developed and 1050 undeveloped in Whitley County.

We hold oil and gas interests to the Raccoon Mountain Field in Clay and Laurel Counties, Kentucky. Within the Raccoon Mountain Field, we own 100% working interests and approximately 85 % net revenue interest to 21 wells and 17.79 miles of natural gas pipeline including one compressor station and sales connection.

We hold oil and gas interests to Wofford, Woodbine and Rockholds Fields located in Whitley County. Within the Wofford Field, we own 100% working interests and approximately 85 % net revenue interest to 11 wells with approximately 7.39 miles of natural gas pipeline and one compressor station with sales tap. Within the Woodbine Field, we own 100% working interests and approximately 85 % net revenue interest to 4 wells and approximately 4.36 miles of natural gas pipeline, one compressor station and sales tap. Within the Rockholds Field, we own 3 wells and approximately 1.33 miles of natural gas pipeline, one compressor station with sales tap.

Acreage and Wells Summary.

The following table sets forth our acreage, which consists of only developed and undeveloped oil and natural gas leases:

		Undeveloped Acreage(1)(2)(5)		Developed Acreage(2)
Property	No of Wells	Gross(3)	Net(4)	Gross(3)	Net(4)	Total

Clay and Laurel County-Total	21

Shut In	6

Non-Shut In	15	2,740	2,740	440	440	3,180

Racoon Mountain Field

Whitley County-Total	18

Shut In	5

Non-Shut In	13	1,050	1,050	455	455	1,505

Wofford Field

Woodbine Field

Rockholds Field

TOTAL(5)	39	3,790	3,790	895	895	4,685
___________
(1)	Developed acres are acres spaced to productive wells.
(2)
Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas or oil, regardless of whether such acreage contains proved reserves.

(3)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.
(4)
A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Raccoon Mountain Field.

The Raccoon Mountain Field is located in the Laurel and Clay Counties of Kentucky. Within this Field, we own 21 wells and with about 17.79 miles of natural gas pipeline including one compressor station and sales tap in the Raccoon Mountain Field.

Effective August 1, 2011, we hold the below ground mineral and property rights to 175 acres in the Raccoon Mountain Field in Clay County Kentucky.

On October 13, 2011, we hold the surface mineral and property rights, including timber, surface, coal and surface minerals to 100 acres in the Raccoon Mountain Field in Clay County, Kentucky.

Wofford Field.

The Wofford Field is located in Whitley County, Kentucky. Within this Field, we own 11 wells and approximately 7.39 miles of natural gas pipeline and one compressor station with sales tap.

Woodbine Field.

Within the Woodbine Field, we own 4 wells with about 4.36 miles of natural gas pipeline, one compressor station and sales tap. This field is located in Whitley County, Kentucky.

Rockholds Field.

Within the Rockholds Field, we own 3 wells and about 1.33 miles of natural gas pipeline and one compressor station with sales tap. This Field is located in Whitley County, Kentucky. The pipeline infrastructure within this area is not fully developed and will need to be expanded along with future acreage acquisition.

Report by Independent Engineering Firm

An independent petroleum-engineering firm provided the following information with respect to the proved reserves attributable to our Properties as of December 31, 2013.

			Proved Developed Producing	Proved Undeveloped	Total Proved
Net Reserves
Natural Gas	-MMcf		3,523,315	12,426,644	15,949,959
Oil / Condendsate	-Mbbl		39,317	157,264	197,026
Natural Gas Liquids	- Mbbl		0	326,862	326,862
Income Data
Future Gross Revenue	$	-M	14,440.382	63,935.218	78,375.600
Deductions	$	-M	3,032.083	13,384.852	16,416.935
Future Net Income
Undiscounted	$	-M	11,408.299	50,550.366	61,958.665
Discounted @10% (Net Present Value)	$	-M	5,975.694	23,251.996	29,227.690

The foregoing estimated proved reserve data was prepared using unweighted average first-day-of-the-month prices for the year ended December 31, 2013. The Securities and Exchange Commission (SEC) pricing guidelines were used to set the oil and gas prices. An oil price of $96.94 per barrel (Bbl), a natural gas liquids price of $36.68 per barrel (Bbl) and gas price of $3.671 per million British Thermal Unit (MMbtu) were used in this study. The prices were adjusted for energy content, price differentials, and other expenses as needed.

Our proved natural gas reserves were 15.949 billion cubic feet (Bcf), or 2.6583 million barrels of oil equivalent (BOE) (1Bbl = 6 Mcf basis). The proved oil reserves were .197 million barrels. The proved natural gas liquids (NGL) reserves were .327 million barrels, for a total of 3.182 million barrels of oil equivalent (BOE). The Net Present Value, discounted at 10%, of the estimated future net cash flow before income taxes (PV-10) of our total proved reserves at December 31, 2013 was $29.227 million.

There are many uncertainties inherent in estimating quantities and values of proved reserves and projecting future rates of production and timing of development. The reserve data set forth herein, although prepared by an independent petroleum engineer in a manner customary in the industry, are estimates only, and the actual quantities and values of oil and gas are likely to differ from the estimated amounts set forth herein. In addition, the reserve estimates for our properties will be affected by future changes in sales prices of oil and gas produced. Other than those filed with the SEC, our estimated reserves have not been filed with or included in any reports to any federal agency.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Fiscal Years ended December 31, 2013 and December 31, 2012

Introduction

As of December 31, 2013 we recompleted 28 wells. We have increased the NPV@10 from $18.084 to $29.227 million from FY 2012 to FY 2013, representing a 61.6% increase. We increased the BOE from 2.473 to 3.182 million bbls from FY 2012 to FY 2013, representing a 28.7% increase. Our revenue increased from $439,991 to $472,555 from FY 2012 to FY 2013, representing a 6.8% increase. We spent $255,007 for additional oil and gas properties.

Results of operations

Year Ended December 31, 2013 compared to the year ended December 31, 2012

For the year ended December 31, 2013, we generated $472,555 in total revenues consisting of $440,796 in oil and gas production and $31,759 in royalty income. For the year ended December 31, 2012, we generated $439,991 in total revenues, $416.412 that was derived from oil and gas production and $23.579 from royalty revenue. Our revenues increased by $32,564 or 6.8% from 2013 to 2012, representing an increase specifically of $24,384 in oil and gas production and an increase of $8,180 in royalty revenues. For the year ended December 31, 2013 and 2012, we incurred operating expenses of $674,074 and $480,131 respectively, an increase of $193,943 or an increase of 28.7%. This increase in operating expenses is primarily attributable to an increase of $189,722 in our administrative expenses from 2012 to 2013.

For the year ended December 31, 2013, we reported a net loss of $211,338 and for the year ended December 31, 2012, we reported a net loss of $44,103. Our increases in net losses during FY 2013 compared to our net losses in FY 2012 are primarily attributable to the increase in our administrative expenses of $193,943 to expand our capability for accelerated oil and gas development.

Liquidity

At December 31, 2013, we had total current assets of $181,699, consisting of $34,471 in cash, $50,800 in accounts receivable, and $96,428 in prepaid expenses for professional services to be rendered in 2013. Total current liabilities at December 31, 2013 were $39,552 consisting of $31,429 of accounts and accrued expenses payable, $4,123 of notes payable (current portion) and $4,000 due to related parties. At December 31, 2013, we had positive working capital of $142,147.

Our material sources and uses of cash for the year ended December 31, 2013 and 2012 are as follows:

	2013	2012

Cash (used in) operating activities	$(222,852)	$(209,842)
Property acquisition - down payment	$-	$-
Proceeds from sale of common stock	$50,000	$-
Proceeds from issuance of bonds payable – related parties	$-	$28,000
Proceeds from related party loans, net	$-	$-
Payments on notes payable	$-	$(23,702)
Proceeds on mortgage payable	$-	$-
Proceeds from issuance of convertible promissory notes	$(3,999)	$-
Increase in cash	$13,846	$(5.535)

Three and Six Months ending June 30, 2014

Results of operations

Three-month period ended June 30, 2014 compared to the three-month period ended June 30, 2013

For the three months ended June 30, 2014, we generated total revenues of $189,705, consisting of $178,516 in oil and gas production revenues and $11,189 in royalty income. For the three-month period ending June 30, 2013, we generated total revenues of $122,289 consisting of oil and gas production of $111,622 in oil and gas production revenues and $10,667 of royalty income. The $67,416 increase or 55% increase in our total revenues for the three months ended June 30, 2014 compared to the June 30, 2013 is primarily attributable to the increase of $66,894 of oil and gas production revenues in the June 30, 2014 quarter compared to the June 30, 2013 quarter. For the three month period ended June 30, 2014 and June 30, 2013, we incurred total costs and expenses of $172,926 and $155,161, respectively, The total costs and expenses for June 30, 2014 and June 30, 2013 periods represents a $17,765 increase in our operating expenses during the June 30, 2014 quarter compared to the June 30, 2013 quarter; however, there are material differences in the comparisons of type costs and expenses between the 2014 quarter and 2013 quarters, as follows: (a) a $4,049 increase in lease operating expenses; (b) a $4,500 increase in exploration costs, of which there were no such costs during the three months ended June 30, 2013; (c) a $19,849 increase in administrative expenses; and (d) offset by a $10,633 decrease in depreciation and depletion.

Six-month period ended June 30, 2014 compared to the six-month period ended June 30, 2013

For the six months ended June 30, 2014, we generated total revenues of $363,451 consisting of $342,056 in oil and gas production revenues and $21,395 in royalty income. We reported $233,007 of total revenues for the six-months ended June 30, 2013, consisting of 213,007 in oil and gas production and $20,229 in royalty income. The $130,444 increase in our revenues for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 is primarily attributable to an increase of $129,049 in oil and gas production compared to the six months ended June 30, 2013. For the six month period ended June 30, 2014 and June 30, 2013, we incurred operating expenses of $363,451 and $353,758, respectively, representing increased expenses of $9,693. This increase is primarily attributable to a $32,236 increase in administrative expenses offset by a $25,923 increase in lease operating expenses during the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Liquidity

At June 30, 2014, we had total current assets of $354,932 consisting of $92,929 in cash, $67,500 in accounts receivable and $194,503 in prepaid expenses for professional services. Total current liabilities at June 30, 2014 were $53,895, consisting of accounts and accrued expenses payable of $45,700, notes payable - current portion of $4,195 and due to related parties of $4,000. At June 30, 2014, we had positive working capital of $301,037.

Our material sources and uses of cash for the three months ended June 30, 2014 and 2013 are as follows:

	2014	2013
Net cash provided by operating activities	$149,021	99,169

Net cash used in investing activities	$(36,784)	$149,021

Net cash provided by (used in) financing activities	$8,995	(1,889)

Increase (decrease) in cash	$33.598	$1,916

Our net gain of $15,023 for the three months ended June 30, 2104 compared to a net loss of ($34,690) for the three months ended June 30, 2013 represents an increased net gain of $50,713. The primary component of our positive operating cash flow for the three months ended June 30, 2014 were a $67,416 increase in total revenues comparing the 2014 to the 2013 quarter.

OUTSTANDING VOTING SECURITIES

As of August 18, 2014 and as of the date of this Information Statement, we had issued and outstanding shares of Common Stock of 10,529,205  shares of Common Stock, par value $0.001 per share (the “Common Stock”), such shares constituting all of our issued and outstanding Common Stock.

The Florida Corporation Statutes and our bylaws permit the holders of a majority of the shares of our outstanding Common Stock to approve and authorize actions by written consent as if the action were undertaken at a duly constituted meeting of our shareholders. On August 18, 2014, our Board of Directors consented in writing without a meeting to the matters described herein, and recommended that the matters described herein be presented for approval to the holders of approximately 75.76% of our issued and outstanding shares. On August 18, 2014, the holders of an aggregate of 7,967,705 shares of Common Stock (the “Consenting Shareholders”), representing 75.76% of the total shares of our Common Stock entitled to vote on the matters set forth herein, consented in writing without a meeting to the matters described herein and approved the Amendment to the Corporation’s Articles of Incorporation to affect a Share Dividend of two (2) shares to every ten (10) shares held (the “Share Dividend”).

CORPORATE ACTIONS

The corporate action described in this Information Statement will not afford shareholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Our Board of Directors and the Consenting Shareholders have consented to, approved, authorized and directed: (i) a Share Dividend of two (2) shares to every ten (10) shares of the issued and outstanding shares of the Corporation's previously authorized Common Stock; (ii) the filing of an Amendment with the State of Florida to authorize and effect the Share Dividend; and (iii) the Chief Executive Officer to notify our shareholders of the Share Dividend.

Our Board of Directors and the Consenting Shareholders have consented to the adoption of the Articles of Amendment to our Articles of Incorporation (“Articles of Amendment”) substantially in the form attached hereto as Appendix A to authorize and effect the Share Dividend.

This Information Statement is being furnished to our shareholders in connection with the adoption of the Articles of Amendment by written consent of our Board of Directors and the holders of a majority of our issued and outstanding common stock in lieu of a special meeting. The Articles of Amendment are to effect the Share Dividend . On August 18, 2014, our Board of Directors approved the Articles of Amendment and also on August 18, 2014, our Consenting Shareholders, Mark Holbrook, Cora Holbrook, Marshall Holbrook, Sovereign, McCrome, Logos, Carbon River and Adid approved the Articles of Amendment. Sovereign, McCrome and Logos are Tennessee corporations; Carbon River is a Wyoming corporation; and Adid is a Kentucky corporation.

The Consenting Shareholders own approximately 75.76% of our outstanding voting stock and they have executed a written consent approving the Articles of Amendment. A copy of the form of the Articles of Amendment is attached as Appendix A to this Information Statement.

The elimination of the need for a meeting of shareholders to approve these actions is made possible by: (a) Florida Statute Section 607.0704, which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting; and (b) Section 2.4 of our bylaws, which states:

“Action Without a Meeting. Action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding shares of each voting group entitled to vote on it having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote were present and voted. To be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote, and delivered to the corporation at its principal office in Florida or its principal place of business, or to the corporate secretary or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take corporate action unless, within 60 days of the date of the earliest dated consent delivered in the manner required by this section, written consents signed by the number of holders required to take action are delivered to the corporation.”

In order to eliminate the costs involved in holding a special meeting, our Board of Directors determined to utilize the written consent of the holders of a majority in interest of our voting securities.

Pursuant to Florida Statute Section 607.0704, we are required to provide notice of the taking of the corporate action without a meeting of shareholders to all shareholders who did not consent in writing to such action. This Information Statement serves as this notice.  This Information Statement will be mailed on or about September 5, 2014 to our shareholders who did not consent to the Articles of Amendment, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Exchange Act.  No dissenter’s rights are afforded to our shareholders under Florida law as a result of the adoption of the Articles of Amendment.

We will bear the entire cost of furnishing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them.

Interests of Certain Parties in the Matters to be Acted Upon

Our Consenting Shareholders are Mark Holbrook, Cora Holbrook, Marshall Holbrook, Sovereign, McCrome, Logos, Carbon River and Adid approved the Articles of Amendment. Sovereign, McCrome and Logos are Tennessee corporations; Carbon River is a Wyoming corporation; and Adid is a Kentucky corporation. Our Consenting Shareholders are our affiliates and have the following ownership in our common stock, as follows:

Mark and Cora Holbrook

Mark and Cora Holbrook are married and have joint tenancy in their respective individual direct ownership holdings of 1,386,250 and 218,833 Common Stock shares issued to them, respectively (for a total of 1,605,083 direct), and indirect Holdings of 1,757,000 Common Stock shares through Carbon River, 1,774,300 shares through Sovereign One and 1,904,300 Common Stock shares through McCrome (for a total indirect ownership of 5,435,600 shares). The total of the direct and indirect shares held jointly by Mark and Cora Holbrook are 7,040,683 shares. Mark Holbrook is President of Sovereign One, Inc. Cora Holbrook is McCrome International, Inc. and Carbon River’s President.

Marshall Holbrook

Marshall Holbrook has direct ownership holdings of 170,000 shares and indirect holdings of 766,022 shares, as follows: (a) Logos = 147,300 shares; and (b) Adid = 618,722 shares. Marshall Holbrook is the President of Logos and Adid. Marshall Holbrook has a total of 170,000 direct Common Stock share ownership and 766,022 indirect Common Stock Share ownership for a total of 936,022.

Total Shares Held by Our Officers/Directors

The total of direct and indirect Common Stock ownership of 1,775,083 and 6,201,322 Common Stock shares by our officers/directors, respectively, represents 7,976,705 Common Stock Shares or 75.76% of our issued and outstanding Common Stock shares.

Directors, Executive Officers and Corporate Governance

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are:

Name	Age	Position Held

Mark Holbrook	63	President and Director
Marshall Holbrook	36	Vice President and Director
Cora J. Holbrook	65	Chief Financial Officer, Secretary, Treasurer and Director

Mark E. Holbrook – Mark E. Holbrook is our founder and has been our President and Director since our incorporation on July 9, 2009. From January 10, 1989 to July 9, 2009, Mr. Holbrook was Chief Executive Officer of Mark E. Holbrook and Associates Company, a Petroleum Engineering Consulting Company which provided professional services in reservoir engineering, exploration technologies, project economics, and oil and gas property acquisition. From 1984 to 1989, he was Senior Engineer of independent oil and gas companies, including American Natural Resources, Inc. and Coastal Oil and Gas Company. Mr. Holbrook received his Bachelor of Science degree in Applied Science/Petroleum and Natural Gas Technology from the University of Alabama in 1982. Since 1982, Mr. Holbrook has been a member of the Society of Petroleum Engineers, American Society of Mechanical Engineers, Society of Petrophysicists and Well Log Analysts and Society of Core Analysts.

Marshall E. Holbrook – Marshall E. Holbrook is our founder and has been our Vice President and Director since our incorporation on July 9, 2009. From November 15, 2005 to present, Mr. Holbrook has been the Chief Executive Officer of A.D.I.D. Corporation, a Kentucky corporation, which operates as a natural gas production and operating company that managed well drilling and completion, pipeline construction, well management, property acquisition and leasing. From January 10, 2003 through December 21, 2004 Mr. Holbrook worked for Energas Resources, Inc. as Operations Manager supervising well drilling, well completions, gathering pipeline construction and maintenance. From January 1992 to December 31, 2002, Mr. Holbrook was an Engineering Technician for Mark E. Holbrook and Associates working on due diligence for selected company acquisitions in the petroleum and natural gas industry. He attended Chattanooga State Technological College and Reinhardt College, and pursued a Business Administration Degree. As our Vice President and Director, Marshall Holbrook brings his experience with managing oil products and gas operations.

Cora J. Holbrook – Cora J. Holbrook is our founder and has been our Chief Financial Officer, Secretary, Treasurer and Director since our incorporation on July 9, 2009. From December 1, 2005 to July 9, 2009, Ms. Holbrook was the Curator and Administrator of the T. B. Vance Geological Library that maintains geological records for numerous Basins within the United States. From 1971-1985 she was the Administrator of Economy Oil and Gas, supervising and managing office operations, accounting and records maintenance. From January 1989 to December 2002 she was the Office Manager for Mark E. Holbrook and Associates, from August 2002 to July 9, 2009; she was the Curator and Administrator of the T.B. Vance Geological Library. Ms. Holbrook received her Bachelor of Arts degree in History from Shelton College in 1971. As our Chief Financial Officer, Secretary, Treasurer and Director, Cora J. Holbrook brings significant experience in the administration and operation of oil and gas companies.

Family Relationships and Other Matters.

Mark Holbrook and Cora Holbrook, our Chief Executive Officer and Chief Financial Officer, respectively, are the father and mother, respectively of Marshall Holbrook, our Vice President and Director.

Mark Holbrook, our President and Director, and Cora J. Holbrook, our Chief Financial Officer, Secretary, Treasurer and Director, are married to each other. Apart from these relationships, there are no family relationships among or between any of our officers and directors.

Corporate Governance/No Independent Directors

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTC Bulletin Board does not provide such a definition. Therefore, none of our current Board members are independent.

Legal Proceedings.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

▪	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
▪	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
▪
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

▪
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

▪
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

▪	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and/or
▪	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Certain Relationships and Related Transactions

During the year ended December 31, 2011, we borrowed a total of $15,000 from related party shareholders, repaying $11,000 during the year, leaving a balance due of $4,000. During the nine months ended September 30, 2012, we borrowed an additional $20,000 from related party shareholders. These borrowings are non-interest bearing and due on demand.

On December 15, 2012, we issued a total of 410,400 restricted common stock shares for the purchase of support equipment from three related party companies. We issued total of 136,800 restricted common stock shares to each of the following related parties: Sovereign One, Inc., Logos Resources, Inc. and McCrome International, Inc. We valued these shares at $0.25 per share.

On April 15, 2013, we issued a total of 618,722 restricted common stock shares to ADID Corporation in payment of invoices totaling $55,865. We valued the shares at $0.09.

On April 19, 2013, we issued 1,265,083 restricted common stock shares of unpaid wages of $75,905 due to two of our officers. Mark Holbrook, our Chief Executive Officer, received 1,216,250 shares and Cora Holbrook, our Secretary/Treasurer, received 48,833 restricted common stock shares. We valued the shares at $0.06 per share.

We are related to several other entities by virtue of common ownership and control, which includes stockholders and family members.

June 1, 2011 Agreement with A.D.I.D.

Effective June 1, 2011, we entered into a Well Services Agreement with A.D.I.D. Corporation, a Kentucky corporation controlled by our Vice President and Director, Marshall Holbrook (“A.D.I.D.”). Under the agreement terms, A.D.I.D. agrees to act as the operator of our oil and gas wells, pipelines, compressor station and leases. The agreement expires upon the earlier of (i) the expiration of the productive life of our wells, pipelines and leases; (ii) six months after the resignation of A.D.I.D. who may resign at any time; (iii) A.D.I.D. being removed for gross negligence, willful misconduct, a material breach or inability to perform its obligations under the agreement.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

December 15, 2012 Agreement with Sovereign One, Inc., Logos Resources, Inc. and McCrome International, Inc.

On December 15, 2012, our Board of Directors unanimously approved a resolution to enter into an Agreement to Purchase Equipment from the following related entities and which provided for the issuance of 136,800 restricted common stock shares to each of the following as consideration for various equipment: (a) Sovereign One, Inc., an entity under the control of our President/Director, Mark Holbrook; (b) Logos Resources, Inc., an entity under the control of our Vice President/Director, Marshall Holbrook; and (c) McCrome International, Inc., an entity under the control of our Chief Financial Officer/Director, Cora J. Holbrook.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group as of the date of this Information Statement. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be “ "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is 520 Whitley Street, London Kentucky 40743.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Direct Ownership	Indirect Ownership	Percent of Class

Mark Holbrook, CEO (1) (2)	7,040,683	1,605,083	5,435,600	66.87
Cora Holbrook, CFO (1) (2)	7,040,683	1,605,083	5,435,300	66.87
Marshall Holbrook, VP (1) (3)	936,022	170,000	766,022	08.89
All directors and officers as group (3 persons)	7,976,705	1,775,083	6,201,322	75.76

(1)
This table is based upon information derived from records we received from our transfer agent. Applicable percentages are based upon 10,529,205 shares of common stock outstanding as of August 24, 2014. All officers have our business address of 520 Whitley Street, New London, Kentucky 40743 for purposes of the above Security Ownership Chart.

(2)
Mark and Cora Holbrook are married and have joint tenancy in their respective individual direct ownership holdings of 1,386,250 and 218,833 Common Stock shares issued to them, respectively (for a total of 1,605,083 direct), and indirect Holdings of 1,757,000 Common Stock shares through Carbon River, 1,774,300 shares through Sovereign One and 1,904,300 Common Stock shares through McCrome (for a total indirect ownership of 5,435,300 shares). The total of the direct and indirect shares held jointly by Mark and Cora Holbrook are 7,040,683 shares. Mark Holbrook is President of Sovereign One, Inc. Cora Holbrook is McCrome International, Inc. and Carbon River’s President.

(3)
Marshall Holbrook has direct ownership holdings of 170,000 shares and indirect holdings of 766,022 shares, as follows: (a) Logos = 147,300 shares; and (b) Adid = 618,722 shares. Marshall Holbrook is the President of Logos and Adid. Marshall Holbrook has a total of 170,000 direct Common Stock share ownership and 766,022 indirect Common Stock Share ownership for a total of 936,022.

The total of direct and indirect Common stock ownership of 1,775,083 and 6,201,322, respectively, represents 7,976,405 Common Stock Shares or 75.76% of our issued and outstanding shares.

Executive Officer Compensation Table

Name and Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Indentive Plan Compensation	Non qualified deferred compensation	All other compensation	Total
Mark Holbrook, CEO	2014	$81,000						$81,000	(1)
	2013	$81,000	0	0	0	0	0	$81,000
	2012	$81,000	0	0	0	0	0	$81,000

Cora Holbrook, CFO	2014	$33,000						$33,000	(2)
	2013	$33,000	0	0	0	0	0	$33,000
	2012	$33,250	0	0	0	0	0	$33,250

Marshall Holbrook, VP	2014	$48,000						$48,000	(3)
	2013	$48,000	0	0	0	0	0	$48,000
	2012	$48,000	0	0	0	0	0	$48,000
_____________
(1) As of the date of this Information Statement, Mark Holbrook has received $42,750.
(2) As of the date of this Information Statement, Cora Holbrook has received $19,250.
(3) As of the date of this Information Statement, Marshall Holbrook has received $28,000.

*In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from this table.

Outstanding Equity Awards at Fiscal Year- At December 31, 2013

Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Been Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Vested (#)

Mark Holbrook	0	0	0	0	0	0	0	0	0
Cora Holbrook	0	0	0	0	0	0	0	0	0
Marshall Holbrook	0	0	0	0	0	0	0	0	0

Board of Directors
Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mark Holbrook	0	0	0	0	0	0	0
Cora Holbrook	0	0	0	0	0	0	0
Marshall Holbrook	0	0	0	0	0	0	0

Employment Agreements

We have no employment agreements.

Other Compensation

There are no annuity, pension or retirement benefits proposed to be paid to pit officers, directors, or employees in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by us

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

CHANGE IN CONTROL

To management’s knowledge, there are no present arrangements or pledges of securities that may result in a change in control

AMENDMENT TO
ARTICLES OF INCORPORATION AND SHARE DIVIDEND

General

On August 18, 2014, our Board of Directors acting by unanimous written consent, without a meeting, approved, authorized and directed the Share Dividend to the holders of the issued and outstanding shares of the Corporation's previously authorized Common Stock shares; and (ii) directed the Chief Executive Officer to notify the Corporation’s shareholders of the Share Dividend upon the filing of the Articles of Amendment, and recommended that the Share Dividend be submitted to the Corporation's Consenting Shareholders for their approval. On August 18, 2014, the Consenting Shareholders, who hold an aggregate of 7,976,705 shares of Common Stock, representing approximately 75.76% of the total issued and outstanding shares of Common Stock, consented in writing without a meeting, to approve the Amendment to the Corporation’s Articles of Incorporation and the Share Dividend.

Reasons for the Share Dividend

When effective, the Articles of Amendment will amend our Articles of Incorporation to effect a Share Dividend of all of the outstanding shares of our Common Stock at a ratio two (2) shares for every ten (10) shares held as of the record date of September 4, 2014. Our Common Stock is currently quoted on the OTC Bulletin Board. As of August 24, 2014, there are 1,510,000 shares our Common Stock that are freely tradable. We believe that the low number of our shares which are freely tradable could be a disincentive for investors to acquire our common shares and could lead to volatility in the trading price of our Common Stock, assuming a market for our stock develops, of which there is no assurance. We further believe that the Share Dividend, which will increase the number of our common shares that can trade in the over-the-counter market, could provide a greater incentive for investors to acquire our common shares and greater liquidity for our Common Stock. Additionally, we believe that in the event we are being considered for potential financing, we believe that the greater number of shares will create liquidity in our common stock shares leading to more favorable circumstances for financing. However, there are no assurances that the Share Dividend will have any of the foregoing desired effects.

The number of shares of our common stock owned by each holder on the Record Date for the Share Dividend of September 4, 2014, will be proportionally increased on the Record Date of September 4, 2014 based upon the ratio of the Share Dividend (2 common shares for every 10 common shares held) and each share issued as a result of the Share Dividend will be fully paid and non-assessable. In addition, the number of shares of our common stock, which will be issued and outstanding after the Share Dividend, will increase by 20%. On the Record Date of September 4, 2014, the Share Dividend will also have the following effects:

•	No scrip or fractional shares will be issued as a result of the Share Dividend and any fractional shares which may be issuable will be rounded up to the nearest whole share;
•	The per share loss and net book value of our common stock will be decreased because there will be a greater number of shares of our common stock outstanding;
•	The par value of the common stock will remain $0.001 per share; and
•
The stated capital on our balance sheet attributable to the common stock will be increased and the additional paid-in capital is increased. These accounting entries will have no impact on total shareholders’ equity. All share and per share information will be retroactively adjusted.

Our common stock is quoted on the OTC Bulletin Board currently under the symbol “PSSS”. Immediately following the effective date of the Share Dividend the market price of our common stock as quoted on the OTC Bulletin Board will decrease three-fold, and thereafter the quoted price will be subject to ordinary market conditions.

The Share Dividend will have no effect on the number of our authorized common stock or authorized preferred shares.

Possible Advantage/Disadvantages to the Share Dividend

Possible Advantages

•	Affordability of Each Share Is Improved
Post Share Dividend, each share of the stock now has 20% less  the value it did before and the universe of potential buyers of a share of stock may increase if the price of each share is lowered; and

•	More Shares will be Available for a Wider Ownership Base
A larger quantity of individual shares that exist may allow a wider number of people to own the shares and possibly lead to liquidity in the trading of our Common Stock shares.

•	Share Dividend May Prove Advantageous if we Seek to Obtain an Exchange Listing.
Most Exchanges require a minimum number of outstanding shares and shares in the float.

Possible Disadvantages

•	Costs of the Share Dividend
There are legal and notification costs to doing the Stock Dividend, since after we make the appropriate Board of Directors resolution, we will have costs associated with this Information Statement filing, transfer agent fees, and notifications and filings to the State of Florida, all of our shareholders and FINRA; and

•	Listing Requirements
Should we ever attempt to attain a stock exchange listing, most exchanges require issuers to maintain a certain minimum price per share.  The Share Dividend may reduce the value of our publicly traded shares and the shares may fall below exchange requirements.

Effects of the Share Dividend

General

Pursuant to the Share Dividend, for each ten shares held of our Common Stock issued and outstanding, the holder will receive two additional shares for a total of twelve shares of the same class of our Common Stock.

Effect on Authorized and Outstanding Shares

We are currently authorized to issue a maximum of 90,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. There are 10,529,205 shares of Common Stock issued and outstanding as of August 24, 2014. The number of issued and outstanding shares of Common Stock will be increased to a number that will be 20% additional the amount of currently issued and outstanding shares, specifically 2,105,841 additional Common Stock shares for total outstanding shares of 12,635,046 (10,529,205 shares + 2,105,841 shares).

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the Share Dividend will remain the same. It is not anticipated that the Corporation's financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business will materially change, as a result of the Share Dividend.

The Share Dividend will be effected simultaneously for all of our Common Stock and the exchange ratio will be the same for all of our issued and outstanding Common Stock.  Subject to the provisions for elimination of fractional shares, the Share Dividend will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Corporation or proportionate voting power (see "Fractional Shares" below).

We will continue to be subject to the periodic reporting requirements of the Exchange Act. Our Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result, is subject to periodic reporting and other requirements. The proposed Share Dividend will not affect the registration of the Corporation's Common Stock under the Exchange Act.

Fractional Shares

No fractional shares of the Share Dividend will be issued to any shareholder in connection with the Share Dividend. Shareholders of record who would otherwise be entitled to receive a fractional share upon the Effective Date of the Share Dividend, will, upon surrender of their certificates will receive one additional whole share of Common Stock in consideration for such fractional share.

Effectiveness of the Share Dividend

The Record Date is September 4, 2014 and the filing of the Articles of Amendment to the Articles of Incorporation will be made with the Office of the Secretary of State of Florida on or about September 26, 2014. Commencing on the anticipated Payable Date of on or about October 17, 2014, each certificate of our Common Stock will be deemed for all corporate purposes to evidence ownership of an increased number of shares of Common Stock resulting from the Share Dividend. As soon as practicable after the effective date, shareholders will be notified via a Letter of Transmittal as to the effectiveness of the Share Dividend and the Share Dividend Ratio providing instructions pursuant to the Share Dividend. We intend to use V Stock Transfer, our transfer agent, to effect the Share Dividend. We will mail to the Shareholders of Record the stock certificate(s) reflecting additional shares pursuant to the Share Dividend and will be responsible for contacting V Stock Transfer in connection with issuance of stock certificates representing the Share Dividend. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES.

OUTSTANDING SHARES, VOTING RIGHTS, CORPORATE CHANGE

As of September 5, 2014, our authorized capital stock consisted of 90,000,000 shares of Common Stock, of which 10,529,205 shares were issued and outstanding. In connection with the Written Consent, the holders of approximately 7,976,705 shares or 75.76% of our issued and outstanding shares voted to approve the amendment to the our Articles of Incorporation. The resolutions approved pursuant to the Written Consent will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders of record as of the Record Date.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required for the Share Dividend. The Consenting Shareholders voted in favor of the Share Dividend representing approximately 75.76% of our outstanding Common Stock shares.

No Dissenters’ Right of Appraisal

Under Florida law, shareholders are not entitled to dissenter’s rights of appraisal with respect to the Articles of Amendment.

Interests of Certain Persons in or Opposition to Matters to be acted upon

No persons have any substantial interest in the Share Dividend since all shareholders are provided with their proportionate share of the Share Dividend.

Principal Effects of the Share Dividend

The Share Dividend will have the following effects:

General Corporate Changes

Ten (10) Old Common Stock Shares owned by a stockholder will result in a Share Dividend of two (2) New Common Stock Shares; and (ii) the number of shares of our common stock issued and outstanding will be increased proportionately based on the Share Dividend.

As approved and effected, the Share Dividend will be effected simultaneously for all of our holders of common stock. While the intent is for the proposed Share Dividend will affect all of our stockholders uniformly, the process of rounding up when any of our stockholders own a fractional share will result in a non-material change in each stockholder’s percentage ownership interest.

The Share Dividend does not materially affect the proportionate equity interest in us of any holder of common stock or the relative rights, preferences, privileges or priorities of any such stockholder.

Fractional Shares
Any fractional shares of common stock resulting from the Share Dividend will “round up” to the nearest whole number. No cash will be paid to any holders of fractional interests.

Authorized Shares
The Share Dividend will not change the number of authorized shares of our common stock.

Accounting Matters
The Share Dividend will not affect the par value of our common stock. As a result, as of the effective time of the Share Dividend, the stated capital on our balance sheet attributable to our common stock will be increased proportionately based on the Share Dividend ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is increased. The per share net income or loss and net book value of our common stock will be restated because there will be a greater number shares of our common stock outstanding.

How the Articles of Amendment will be Enacted

The Articles of Amendment will be filed with the Secretary of State of the State of Florida no fewer than twenty (20) calendar days after the initial mailing of this Information Statement, or on or about September 26, 2014, and will be effective on or about September 28, 2014.

Because our common stock is currently quoted on the OTC Bulletin Board, the Share Dividend will require processing by FINRA pursuant to Rule 10b-17 of the  Exchange Act  in order for this action to be recognized in the market for trading purposes.

As soon as practicable after the effective date of the Articles of Amendment, shareholders on the record date will receive certificates representing the additional shares of common stock issued to the shareholder as a result of the Share Dividend. If, however, for some reason the processing of the Share Dividend by FINRA should take more time than we presently anticipate, our Board of Directors reserves the right to delay the effective date of the Articles of Amendment to permit FINRA sufficient time to process the Share Dividend.

Certain Federal Income Tax Consequences

The Share Dividend should not result in any recognition of gain or loss. The holding period of the additional shares of our common stock to be issued as a result of the Share Dividend (the “New Shares”) will include the shareholder’s holding period for the corresponding original shares owned prior to the Share Dividend. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a shareholder’s original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the Share Dividend are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Share Dividend may vary significantly as to each shareholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Each shareholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the Share Dividend, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the Share Dividend on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE DIVIDENDAND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK ARE HELD AS "CAPITAL ASSETS" AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE CORPORATION'S SHAREHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE SHARE DIVIDENDUNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE SHARE DIVIDENDMAY VARY AS TO EACH SHAREHOLDER DEPENDING ON THE STATE THAT SUCH SHAREHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE SHARE DIVIDEND, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE SHARE DIVIDENDON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH SHAREHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

PUISSANT INDUSTRIES, INC.

By:	/s/ Mark Holbrook
Mark Holbrook
CEO

APPENDIX A

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
PUISSANT INDUSTRIES, INC.

Pursuant to Florida Statute Section 607.1006 (as contained in Title XXXVI, Business Organizations), the undersigned Chief Executive Officer of Puissant Industries, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the “Corporation”), bearing document number P110000027259, does hereby certify:

First, that pursuant to the unanimous written consent of the Board of Directors of this Corporation pursuant to Florida Statute Section 607.0821, on August 18, 2014, the Board of Directors approved the following amendment to Article II, Capital Stock, of the Corporation’s Articles of Incorporation, as amended:

ARTICLE IV - SHARES

The number of shares of stock is:

100,000,000 of which 90,000,000 shall be common shares and 10,000,000 shall be preferred shares

On the Effective Date of September 28, 2014, the Corporation will effect a Share Dividend (the “Share Dividend”) of its outstanding Common Stock pursuant to which for every ten (10) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 (the “Old Common Stock”), the holder will be entitled to two (2) common stock shares of validly issued, fully paid and non-assessable shares of Common Stock, par value $0.001 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock issued pursuant to the Share Dividend; provided, further, that no cash will be paid or distributed as a result of the Share Dividend and no fractional shares will be issued. All fractional shares, which would otherwise be required to be issued as a result of the Share Dividend, will be rounded up to the nearest whole share.

Second, these Articles of Amendment shall be effective on September 28, 2014 with a Record Date of September 4, 2014 and Ex-Dividend Date of September 2, 2014.

Third, the foregoing amendments were approved and adopted by the written consent of shareholders of the Corporation effective August 18, 2014 pursuant to the provisions of Florida Statute Section 607.0704, which such consenting shareholders had not less than the minimum number of votes that would have been necessary to authorize or take such actions at a meeting at which the holders of all shares entitled to vote thereon were present and voted.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed these Articles of Amendment as of September 26, 2014

Mark Holbrook Chief Executive Officer